Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2008

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax

PRESS RELEASE	CONTACT:
NASDAQ Symbol ACGL	John D. Vollaro
For Immediate Release	Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2008 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 23, 2008 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2008 third quarter was $26.4 million, or $0.42 per share, compared to $199.7 million, or $2.76 per share, for the 2007 third quarter, and $408.1 million, or $6.23 per share, for the nine months ended September 30, 2008, compared to $597.7 million, or $8.00 per share, for the 2007 period. The Company also reported after-tax operating income available to common shareholders of $64.1 million, or $1.02 per share, for the 2008 third quarter, compared to $214.6 million, or $2.96 per share, for the 2007 third quarter, and $451.5 million, or $6.89 per share, for the nine months ended September 30, 2008, compared to $624.9 million, or $8.36 per share, for the 2007 period. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share, including the net effect of share repurchases, was $53.04 at September 30, 2008, compared to $57.49 at June 30, 2008 and $55.12 at December 31, 2007. The Company’s after-tax operating income available to common shareholders represented a 7.6% annualized return on average common equity for the 2008 third quarter, compared to 24.8% for the 2007 third quarter, and 17.4% for the nine months ended September 30, 2008, compared to 24.5% for the 2007 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

In the 2008 third quarter, the Company recorded estimated after-tax net losses of $133.0 million, or $2.12 per share, related to Hurricanes Gustav and Ike, after reinsurance recoveries and net of reinstatement premiums. Such estimates were based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers and a review of the Company’s in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In particular, the models used for offshore energy risks are relatively new and may be subject to even greater variability. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

Gross premiums written	$903,533	$999,159	$2,843,611	$3,311,983
Net premiums written	692,692	694,630	2,190,152	2,324,270
Net premiums earned	733,031	735,529	2,146,940	2,232,434
Underwriting (loss) income	(38,516)	112,319	151,260	357,212

Combined ratio	105.3%	84.8%	92.9%	84.1%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except per share data)	2008	2007	2008	2007

After-tax operating income available to common shareholders	$64,094	$214,582	$451,452	$624,938
Net realized (losses) gains, net of tax	(104,418)	13,879	(84,150)	11,874
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(1,731)	(5,283)	(4,461)	735
Net foreign exchange gains (losses), net of tax	68,445	(23,433)	45,253	(39,857)
Net income available to common shareholders	$26,390	$199,745	$408,094	$597,690

Diluted per common share results:
After-tax operating income available to common shareholders	$1.02	$2.96	$6.89	$8.36
Net realized (losses) gains, net of tax	(1.66)	0.19	(1.28)	0.16
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(0.03)	(0.07)	(0.07)	0.01
Net foreign exchange gains (losses), net of tax	1.09	(0.32)	0.69	(0.53)
Net income available to common shareholders	$0.42	$2.76	$6.23	$8.00

Weighted average common shares and common share equivalents outstanding – diluted	62,830,910	72,378,940	65,530,570	74,734,343

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 74.9% and an underwriting expense ratio of 30.4% for the 2008 third quarter, compared to a loss ratio of 54.7% and an underwriting expense ratio of 30.1% for the 2007 third quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 63.2% and an underwriting expense ratio of 29.7% for the nine months ended September 30, 2008, compared to a loss ratio of 55.9% and an underwriting expense ratio of 28.2% for the 2007 period. The loss ratio of 74.9% for the 2008 third quarter was comprised of 41.6 points of paid losses, 9.4 points related to reserves for reported losses and 23.9 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through September 30, 2008. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Net investment income for the 2008 third quarter was $117.0 million, or $1.86 per share, compared to $118.5 million, or $1.64 per share, for the 2007 third quarter. For the nine months ended September 30, 2008, net investment income was $356.3 million, or $5.44 per share, compared to $342.4 million, or $4.58 per share, for the 2007 period. The comparability of net investment income during the 2008 and 2007 periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 4.74% for the 2008 third quarter, compared to 5.06% for the 2007 third quarter, and 4.80% for the nine months ended September 30, 2008, compared to 4.94% for the 2007 period.

During the 2008 third quarter, pre-tax net realized losses on the Company’s investment portfolio were $105.5 million, which reflected $82.5 million of other-than-temporary impairment charges, including $23 million of write downs on the Company’s holdings in fixed income securities issued by Lehman Brothers Holdings Inc. The Company recorded approximately $200 million of unrealized losses on its investment portfolio during the 2008 third quarter, excluding foreign exchange, which was primarily attributable to wider credit spreads and not to issue-specific credit events in the period. In addition, the Company recorded approximately $70 million of unrealized losses on investments held in foreign currencies due to strengthening of the U.S. Dollar, which was largely offset by net foreign exchange gains described below. Through October 22, 2008, the Company estimates that the total return on its investment portfolio, excluding foreign exchange, generated approximately $150 million of additional unrealized losses. This estimate was prepared without the benefit of the Company’s normal quarterly financial procedures and, therefore, the actual total return at October 22, 2008 could be materially different than the estimated amount and there can be no assurances given as to the performance of the Company’s investment portfolio for the complete 2008 fourth quarter or any future period.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities, with no collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds. The average credit quality rating of the portfolio remained at “AA+” at September 30, 2008 and the average effective duration remained relatively constant at 3.44 years at September 30, 2008, compared to 3.36 years at June 30, 2008 and 3.29 years at December 31, 2007. Further information on the Company’s investments is included on page 10.

In addition, the Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities. Investment funds accounted for using the equity method totaled $384.1 million at September 30, 2008, compared to $351.9 million at June 30, 2008 and $236.0 million at December 31, 2007.

For the nine months ended September 30, 2008, the effective tax rates on income before income taxes and pre-tax operating income were 2.6% and 2.0%, respectively, compared to 2.6% and 2.9% for the 2007 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company reduced its estimated annual effective tax rate on pre-tax operating income slightly during the 2008 third quarter. The impact of applying the lower effective tax rate on pre-tax operating income for the six months ended June 30, 2008 increased the Company’s after-tax results for the 2008 third quarter by $2.1 million, or $0.03 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2008 will be in the range of 1.0% to 3.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. Such expenses are included in the Company’s acquisition expenses.

Net foreign exchange gains for the 2008 third quarter of $68.4 million consisted of net unrealized gains of $66.7 million and net realized gains of $1.7 million, compared to net foreign exchange losses for the 2007 third quarter of $23.7 million which consisted of net unrealized losses of $22.5 million and net realized losses of $1.2 million. Net foreign exchange gains for the nine months ended September 30, 2008 of $45.1 million consisted of net unrealized gains of $45.5 million and net realized losses of $0.4 million, compared to net foreign exchange losses for the 2007 period of $39.8 million which consisted of net unrealized losses of $45.6 million and net realized gains of $5.8 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. As discussed above, the Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 62.8 million for the 2008 third quarter, compared to 72.4 million for the 2007 third quarter, and 65.5 million for the nine months ended September 30, 2008, compared to 74.7 million for the 2007 period. The lower level of weighted average shares outstanding in the 2008 periods was primarily due to the impact of share repurchases as discussed below.

The board of directors of ACGL has authorized the investment of up to $1.5 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2010. During the 2008 third quarter, ACGL repurchased approximately 1.9 million common shares under the share repurchase program for an aggregate purchase price of $123.4 million. Since the inception of the share repurchase program through September 30, 2008, ACGL has repurchased approximately 15.3 million common shares for an aggregate purchase price of $1.05 billion. At September 30, 2008, approximately $450 million of repurchases were available under the share repurchase program. As a result of the share repurchase transactions to date, book value per common share was reduced by $3.20 per share at September 30, 2008, compared to $1.45 at December 31, 2007, while weighted average shares outstanding for the 2008 third quarter and nine months ended September 30, 2008 were reduced by 14.9 million and 12.1 million shares, respectively, compared to 4.9 million shares and 2.3 million shares for the 2007 third quarter and nine months ended September 30, 2007, respectively.

At September 30, 2008, the Company’s capital of $3.92 billion consisted of $300.0 million of senior notes, representing 7.7% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 8.3% of the total, and common shareholders’ equity of $3.19 billion, representing the balance. At December 31, 2007, the Company’s capital of $4.34 billion consisted of $300.0 million of senior notes, representing 6.9% of the total, $325.0 million of preferred shares, representing 7.5% of the total, and common shareholders’ equity of $3.71 billion, representing the balance. The decrease in capital during 2008 was primarily attributable to an after-tax decrease in the fair value of our investment portfolio and share repurchase activity, partially offset by net income and borrowings during the period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, October 24, 2008. A live webcast of this call will be available via the Media-Earnings Webcasts section of the

Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on October 24 through midnight Eastern Time on November 25, 2008. A telephone replay of the conference call also will be available beginning on October 24 at 1:00 p.m. Eastern Time until October 31, 2008 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 33126071), and international callers should dial 617-801-6888 (passcode 33126071).

Please refer to the Company’s Financial Supplement dated September 30, 2008, which is posted on the Company’s website at http://www.archcapgroup.bm/docs/3Q2008_Financial Supplement.pdf. The Financial Supplement provides additional detail regarding the financial performance of the Company.

Arch Capital Group Ltd., a Bermuda-based company with over $3.9 billion in capital at September 30, 2008, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2008;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       the Company’s investment performance;

•                       material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                       changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                       changes in the political environment of certain countries in which the Company operates or underwrites business;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                       the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on
Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2008	2007

Calculation of book value per common share:
Total shareholders’ equity	$3,516,710	$4,035,811
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$3,191,710	$3,710,811
Common shares outstanding (1)	60,173,489	67,318,466
Book value per common share	$53.04	$55.12

	Three Months Ended		Nine Months Ended		Cumulative
	September 30,		September 30,		September 30,
(U.S. dollars in thousands, except share data)	2008	2007	2008	2007	2008

Effect of share repurchases:
Aggregate purchase price of shares repurchased	$123,377	$145,732	$513,130	$400,705	$1,050,196
Shares repurchased	1,865,482	2,173,801	7,487,250	5,812,443	15,256,289
Average price per share repurchased	$66.14	$67.04	$68.53	$68.94	$68.84

Estimated dilutive impact on ending book value per common share (2)	$(0.40)	$(0.48)	$(1.71)	$(1.36)	$(3.20)
Estimated net accretive impact on diluted earnings per share (3)	$0.03	$0.13	$0.67	$0.10

(1)       Excludes the effects of 5,500,900 and 5,486,033 stock options and 433,404 and 116,453 restricted stock units outstanding at September 30, 2008 and December 31, 2007, respectively.

(2)       As the average price per share repurchased during the periods exceeded the book value per common share at September 30, 2008 and December 31, 2007, the repurchase of shares during the periods reduced book value per common share in the periods presented.

(3)       The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income per share plus an estimate of lost net investment income on the share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of share repurchases. The repurchase of shares was accretive to diluted earnings per share in the periods presented.

Annualized Operating Return on Average Common Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

After-tax operating income available to common shareholders	$64,094	$214,582	$451,452	$624,938
Annualized operating income available to common shareholders	256,376	858,328	601,936	833,251

Beginning common shareholders’ equity	$3,561,233	$3,379,067	$3,710,811	$3,265,619
Ending common shareholders’ equity	3,191,710	3,549,795	3,191,710	3,549,795
Average common shareholders’ equity	$3,376,472	$3,464,431	$3,451,261	$3,407,707

Annualized operating return on average common equity	7.6%	24.8%	17.4%	24.5%

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$304,625	$300,143	$860,729	$833,016
Increase in unpaid losses and loss adjustment expenses	244,261	102,552	497,199	415,403
Total losses and loss adjustment expenses	$548,886	$402,695	$1,357,928	$1,248,419

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance (2)	$(5,783)	$(7,496)	$(30,891)	$(648)
Reinsurance	(49,592)	(42,168)	(136,217)	(124,471)
Total	$(55,375)	$(49,664)	$(167,108)	$(125,119)

Impact on losses and loss adjustment expenses:
Insurance	$(13,315)	$(8,192)	$(42,354)	$(5,839)
Reinsurance	(54,618)	(54,829)	(144,738)	(140,166)
Total	$(67,933)	$(63,021)	$(187,092)	$(146,005)

Impact on acquisition expenses:
Insurance	$7,532	$696	$11,463	$5,191
Reinsurance	5,026	12,661	8,521	15,695
Total	$12,558	$13,357	$19,984	$20,886

Impact on combined ratio:
Insurance	(1.3)%	(1.7)%	(2.4)%	(0.1)%
Reinsurance	(17.0)%	(13.8)%	(15.6)%	(13.0)%
Total	(7.6)%	(6.8)%	(7.8)%	(5.6)%

Impact on loss ratio:
Insurance	(3.0)%	(1.9)%	(3.3)%	(0.5)%
Reinsurance	(18.7)%	(17.9)%	(16.6)%	(14.6)%
Total	(9.3)%	(8.6)%	(8.7)%	(6.5)%

Impact on acquisition expense ratio:
Insurance	1.7%	0.2%	0.9%	0.4%
Reinsurance	1.7%	4.1%	1.0%	1.6%
Total	1.7%	1.8%	0.9%	0.9%

Estimated net losses incurred from current period catastrophic events (1)
Insurance	$36,490	—	$63,740	—
Reinsurance	105,965	$19,911	128,519	$47,769
Total	$142,455	$19,911	$192,259	$47,769

Impact on loss ratio:
Insurance	8.3%	—	5.0%	—
Reinsurance	36.3%	6.5%	14.8%	5.0%
Total	19.4%	2.7%	9.0%	2.1%

(1)        Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

(2)        Insurance amounts shown are net of premium, loss and expense adjustments related to the recording of involuntary pool activity, which resulted in a net loss to the Company of $1.8 million in the 2008 third quarter.

Investment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

Net investment income:
Total	$117,022	$118,464	$356,335	$342,434
Per share	$1.86	$1.64	$5.44	$4.58

Pre-tax investment income yield (at amortized cost)	4.74%	5.06%	4.80%	4.94%
After-tax investment income yield (at amortized cost)	4.63%	4.89%	4.68%	4.78%

Cash flow from operations	$382,189	$426,583	$972,997	$1,103,586

	September 30,	December 31,
(U.S. dollars in thousands)	2008	2007

Investable assets:
Fixed maturities available for sale, at fair value	$7,544,831	$7,137,998
Fixed maturities pledged under securities lending agreements, at fair value (1)	901,559	1,462,826
Total fixed maturities	8,446,390	8,600,824
Short-term investments available for sale, at fair value	863,783	699,036
Short-term investments pledged under securities lending agreements, at fair value (1)	3,987	219
Cash	239,097	239,915
Other investments (2)
Fixed income mutual funds	60,051	194,090
International equity index funds	—	92,056
Privately held securities and other	82,095	67,548
Investment funds accounted for using the equity method (3)	384,139	235,975
Investment in joint venture	98,951	—
Securities transactions entered into but not settled at the balance sheet date	(39,117)	(5,796)
Total investable assets (1)	$10,139,376	$10,123,867

Fixed income portfolio (1):
Average effective duration (in years)	3.44	3.29
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	4.74%	5.03%

(1)             In securities lending transactions, the Company receives collateral in excess of the fair value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received and reinvested at September 30, 2008 and December 31, 2007 of $933.8 million and $1.5 billion, respectively, which is reflected as “investment of funds received under securities lending agreements, at fair value” and included the $905.5 million and $1.46 billion, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at fair value.”

(2)             Other investments include (i) mutual funds which invest in fixed maturity securities and international equity index funds; and (ii) privately held securities and other which include the Company’s investment in Aeolus LP and other privately held securities.

(3)             The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Changes in the carrying value of such investments are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

Investment Information (continued)

The following table summarizes the Company’s fixed maturities and fixed maturities pledged under securities lending agreements:

(U.S. dollars in thousands)	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost

September 30, 2008:
Corporate bonds	$2,047,925	$13,222	$(150,603)	$2,185,306
Mortgage backed securities	1,562,880	8,718	(85,531)	1,639,693
Commercial mortgage backed securities	1,217,610	6,789	(26,434)	1,237,255
U.S. government and government agencies	1,116,819	11,504	(9,094)	1,114,409
Municipal bonds	1,107,966	3,724	(18,386)	1,122,628
Asset backed securities	1,026,118	157	(34,476)	1,060,437
Non-U.S. government securities	367,072	10,778	(12,654)	368,948
Total	$8,446,390	$54,892	$(337,178)	$8,728,676

December 31, 2007:
Corporate bonds	$2,452,527	$40,296	$(10,994)	$2,423,225
Mortgage backed securities	1,234,596	14,211	(4,087)	1,224,472
Commercial mortgage backed securities	1,315,680	17,339	(558)	1,298,899
U.S. government and government agencies	1,165,423	21,598	(447)	1,144,272
Municipal bonds	990,325	13,213	(195)	977,307
Asset backed securities	1,008,030	9,508	(4,030)	1,002,552
Non-U.S. government securities	434,243	28,032	(3,056)	409,267
Total	$8,600,824	$144,197	$(23,367)	$8,479,994

The following table summarizes the Company’s top ten exposures to fixed income corporate issuers at September 30, 2008:

(U.S. dollars in thousands)	Estimated Fair Value

September 30, 2008:
General Electric Capital Corp.	$129,902
Citigroup, Inc.	99,173
JPMorgan Chase & Co.	72,395
Bank of America Corp.	69,791
Wells Fargo & Company	57,561
Wachovia Corp.	41,592
American Express Company	31,258
Barclays Bank PLC	29,141
Verizon Communications Inc.	27,983
Morgan Stanley Corp.	24,649

Investment Information (continued)

The following table provides information on the Company’s mortgage backed securities (“MBS”) and commercial mortgage backed securities (“CMBS”) at September 30, 2008, excluding amounts guaranteed by the U.S. government:

				Estimated Fair Value
(U.S. dollars in thousands)	Issuance Year	Par Value	Average Credit Quality	Total	% of Asset Class	% of Investable Assets

MBS:
Prime non-agency MBS	2002	$7,565	AAA	$7,107	0.5	0.1
	2003	19,290	AAA	18,366	1.2	0.2
	2004	68,789	AAA	62,226	4.0	0.6
	2005	122,921	AAA	92,610	5.9	0.9
	2006	106,908	AAA	81,832	5.2	0.8
	2007	126,460	AAA	99,003	6.3	1.0
	2008	31,997	AAA	27,614	1.8	0.2
Total non-agency MBS		$483,930	AAA	$388,758	24.9	3.8

CMBS:
Non-agency CMBS	1998	$3,400	AAA	$3,477	0.3	0.0
	1999	108,787	AAA	111,076	9.1	1.1
	2000	123,642	AAA	125,195	10.3	1.2
	2001	104,483	AAA	103,250	8.5	1.0
	2002	75,845	AAA	73,248	6.0	0.7
	2003	101,196	AAA	94,895	7.8	1.0
	2004	77,601	AAA	74,135	6.1	0.7
	2005	77,961	AAA	70,722	5.8	0.7
	2006	35,289	AAA	31,921	2.6	0.3
	2007	28,435	AAA	25,330	2.1	0.3
Total non-agency CMBS		$736,639	AAA	$713,249	58.6	7.0

Additional Statistics:

	Prime Non- Agency MBS	Non-Agency CMBS (1)
Weighted average loan age (months)	36	74
Weighted average life (months) (2)	66	36
Weighted average loan-to-value % (3)	66.0%	58.0%
Total delinquencies (4)	5.2%	0.7%
Current credit support % (5)	12.4%	28.3%

(1) Loans defeased with government/agency obligations represented approximately 23% of the collateral underlying the Company’s non-agency CMBS holdings.

(2) The weighted average life for MBS is based on the interest rates in effect at September 30, 2008. The weighted average life for non-agency CMBS reflects the average life of the collateral underlying the Company’s non-agency CMBS holdings.

(3) The range of loan-to-values on MBS is 36% to 93% while the range of loan-to-values on CMBS is 44% to 72%.

(4) Total delinquencies for MBS includes 60 days and over while CMBS includes 30 days and over.

(5) Current credit support % represents the percentage for a collateralized mortgage obligation (“CMO”) or CMBS class/tranche from other subordinate classes in the same CMO or CMBS deal.

Investment Information (continued)

The following table provides information on the Company’s asset backed securities (“ABS”) at September 30, 2008:

				Estimated Fair Value
		Average				% of
		Credit	Effective			Investable
(U.S. dollars in thousands)	Par Value	Quality	Duration	Total	% of Class	Assets

Sector:
Autos	$308,718	AAA	1.35	$299,646	29.2	3.0
Credit cards	490,155	AAA	1.85	473,607	46.1	4.7
Rate reduction bonds	136,961	AAA	2.17	136,128	13.3	1.3
Other	89,043	AAA	0.79	86,189	8.4	0.8
	$1,024,877	AAA	1.65	$995,570	97.0	9.8

Home equity (1)	$27,585	AAA	0.01	$23,130	2.3	0.2
	18,800	AA	0.01	6,420	0.6	0.1
	464	A	0.01	246	0.0	0.0
	4,913	B	0.01	473	0.1	0.0
	2,900	CCC	0.01	163	0.0	0.0
	702	D	0.07	116	0.0	0.0
	$55,364	AA+	0.01	$30,548	3.0	0.3

Total ABS	$1,080,241	AAA	1.57	$1,026,118	100.0	10.1

(1) The Company’s investment portfolio included $67.9 million par in sub-prime securities at September 30, 2008, with an estimated fair value of $40.3 million, an average credit quality of AA+ and an effective duration of 0.01 years. Such amounts were primarily in the home equity sector with the balance in other ABS, MBS and CMBS sectors. In addition, the portfolio of collateral backing the Company’s securities lending program contains approximately $70.7 million of AAA rated sub-prime securities with an effective duration of 0.36 years.

Segment Information

Please refer to the Company’s Financial Supplement dated September 30, 2008, which is posted on the Company’s website at http://www.archcapgroup.bm/docs/3Q2008_Financial Supplement.pdf for additional detail regarding the Company’s operating segments.

Discussion of 2008 Third Quarter Performance

Insurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$678,338	$722,688
Net premiums written	466,115	460,019
Net premiums earned	441,049	429,584
Underwriting (loss) income	$(30,148)	$35,296

Loss ratio	76.5%	63.8%
Acquisition expense ratio	14.0%	12.1%
Other operating expense ratio	16.3%	16.0%
Combined ratio	106.8%	91.9%

Gross premiums written by the insurance segment in the 2008 third quarter were 6.1% lower than in the 2007 third quarter, with reductions in casualty, property and professional liability exposures as the insurance segment maintained underwriting discipline in response to the current market environment. Net premiums written in the 2008 third quarter were 1.3% higher than in the 2007 third quarter, with the increase due to $10.9 million of premium adjustments recorded in the 2008 third quarter related to involuntary pools ($10.5 million on an earned basis). Net premiums earned by the insurance segment in the 2008 third quarter were 2.7% higher than in the 2007 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 76.5% in the 2008 third quarter, compared to 63.8% in the 2007 third quarter. The 2008 third quarter loss ratio reflected approximately 8.3 points related to catastrophic activity, primarily related to Hurricanes Gustav and Ike, while the 2007 third quarter loss ratio did not include any significant losses from catastrophic events. The 2008 third quarter loss ratio also reflected a 3.0 point reduction related to estimated net favorable development in prior year loss reserves, compared to 1.9 points of estimated net favorable development in prior year loss reserves in the 2007 third quarter. The estimated net favorable development in the 2008 third quarter was primarily in medium-tail and longer-tail lines and resulted from better than expected claims emergence. The insurance segment’s loss ratio in the 2008 third quarter also reflected an increase in expected loss ratios across a number of lines of business primarily due to rate changes and changes in the mix of business. In addition, the 2008 third quarter included a higher level of large, specific risk loss activity than the 2007 third quarter.

The insurance segment’s underwriting expense ratio was 30.3% in the 2008 third quarter, compared to 28.1% in the 2007 third quarter. The acquisition expense ratio was 14.0% for the 2008 third quarter, compared to 12.1% for the 2007 third quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. The acquisition expense ratio for the 2008 third quarter included 1.7 points related to favorable prior year loss development, compared to 0.2 points in the 2007 third quarter. In addition, the 2008 third quarter acquisition expense ratio reflects changes in the form of reinsurance ceded and the mix of business. The insurance segment’s other operating expense ratio was 16.3% for the 2008 third quarter, compared to 16.0% in the 2007 third quarter. Operating expenses in the 2008 third quarter included $5.7 million of costs related to workforce reductions and the relocation of certain of the insurance segment’s U.S. operations. Such actions were undertaken as part of an expense management plan, which includes office relocation, personnel and other expense saving initiatives, the implementation of which began in response to market conditions. In addition, operating expenses related to the involuntary pool adjustment noted above contributed 0.3 points to the 2008 third quarter operating expense ratio.

Reinsurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$228,593	$286,272
Net premiums written	226,577	234,611
Net premiums earned	291,982	305,945
Underwriting (loss) income	$(8,368)	77,023

Loss ratio	72.4%	42.1%
Acquisition expense ratio	24.2%	25.7%
Other operating expense ratio	6.3%	7.2%
Combined ratio	102.9%	75.0%

Gross premiums written by the reinsurance segment in the 2008 third quarter were 20.1% lower than in the 2007 third quarter, with reductions in all treaty lines of business. Commencing in 2006, the reinsurance segment’s Bermuda-based reinsurer, Arch Re Bermuda, ceded certain lines of property and marine premiums written under a quota share reinsurance treaty (the “Treaty”) to Flatiron Re Ltd. Under the Treaty, Flatiron Re Ltd. assumed a 45% quota share of certain lines of property and marine business underwritten by Arch Re Bermuda for the 2006 and 2007 underwriting years (the percentage ceded was increased from 45% to 70% of covered business bound from June 28, 2006 until August 15, 2006 provided such business did not incept beyond September 30, 2006). On December 31, 2007, the Treaty expired by its terms. For its January 1 renewals, Arch Re Bermuda adjusted its book of business in light of the expiration of the Treaty. Other reductions in the reinsurance segment’s book of business resulted from continued competition which led to non-renewals or lower shares written.

Ceded premiums written by the reinsurance segment were 0.9% of gross premiums written for the 2008 third quarter, compared to 18.0% for the 2007 third quarter. In the 2008 third quarter, Arch Re Bermuda ceded a minimal amount of premiums written under the Treaty to Flatiron Re Ltd., compared to $51.4 million, or 18.0%, in the 2007 third quarter, with the lower level due to the expiration of the Treaty. On an earned basis, Arch Re Bermuda ceded $26.1 million to Flatiron Re Ltd. in the 2008 third quarter, compared to $68.0 million in the 2007 third quarter. Commission income from the Treaty (in excess of the reimbursement of direct acquisition expenses) reduced the reinsurance segment’s acquisition expense ratio by 1.1 points in the 2008 third quarter, compared to 2.6 points in the 2007 third quarter. At September 30, 2008, $35.3 million of premiums ceded to Flatiron Re Ltd. were unearned. The attendant premiums earned, losses incurred and acquisition expenses will primarily be reflected in the reinsurance segment’s results during the balance of 2008. Net premiums written by the reinsurance segment in the 2008 third quarter were 3.4% lower than in the 2007 third quarter and included $4.4 million of reinstatement premiums related to Hurricanes Gustav and Ike, while net premiums earned in the 2008 third quarter were 4.6% lower than in the 2007 third quarter. The decrease in net premiums earned in the 2008 third quarter primarily resulted from changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 72.4% in the 2008 third quarter, compared to 42.1% for the 2007 third quarter.  The 2008 third quarter loss ratio reflected approximately 36.3 points of catastrophic activity, primarily related to Hurricanes Gustav and Ike, while the 2007 third quarter loss ratio reflected approximately 6.5 points of catastrophic activity. The loss ratio for the 2008 third quarter also reflected an 18.7 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 17.9 point reduction in the 2007 third quarter. The estimated net favorable development in the 2008 third quarter was primarily in short-tail lines and resulted from better than anticipated claims emergence. The reinsurance segment’s loss ratio in the 2008 third quarter also reflected an increase in expected loss ratios across a number of lines of business primarily due to rate changes and changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 30.5% in the 2008 third quarter, compared to 32.9% in the 2007 third quarter. The acquisition expense ratio for the 2008 third quarter was 24.2%, compared to 25.7% for the 2007 third quarter. The acquisition expense ratio for the 2008 third quarter included 1.7 points related to favorable prior year loss development, compared to 4.1 points in the 2007 third quarter. In addition, the acquisition expense ratio is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 6.3% for the 2008 third quarter, compared to 7.2% for the 2007 third quarter. The decrease in the operating expense ratio primarily related to a higher level of premium volume in the reinsurance segment’s property facultative operations for the 2008 third quarter, and included a one-time benefit from a higher level of deferred acquisition costs.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Net premiums written	$692,692	$694,630	$2,190,152	$2,324,270
Decrease (increase) in unearned premiums	40,339	40,899	(43,212)	(91,836)
Net premiums earned	733,031	735,529	2,146,940	2,232,434
Net investment income	117,022	118,464	356,335	342,434
Net realized (losses) gains	(105,534)	14,147	(82,228)	9,409
Fee income	944	1,610	3,250	5,670
Equity in net income (loss) of investment funds accounted for using the equity method	(1,731)	(5,283)	(4,461)	735
Other income	3,067	2,696	12,071	3,565
Total revenues	746,799	867,163	2,431,907	2,594,247

Expenses
Losses and loss adjustment expenses	548,886	402,695	1,357,928	1,248,419
Acquisition expenses	133,413	131,424	367,278	368,829
Other operating expenses	95,652	95,545	295,417	286,863
Interest expense	6,241	5,524	17,553	16,570
Net foreign exchange (gains) losses	(68,395)	23,656	(45,106)	39,848
Total expenses	715,797	658,844	1,993,070	1,960,529

Income before income taxes	31,002	208,319	438,837	633,718

Income tax (benefit) expense	(1,849)	2,113	11,360	16,645

Net income	32,851	206,206	427,477	617,073

Preferred dividends	6,461	6,461	19,383	19,383

Net income available to common shareholders	$26,390	$199,745	$408,094	$597,690

Net income per common share
Basic	$0.44	$2.87	$6.50	$8.30
Diluted	$0.42	$2.76	$6.23	$8.00

Weighted average common shares and common share equivalents outstanding
Basic	60,109,932	69,561,789	62,790,514	71,980,194
Diluted	62,830,910	72,378,940	65,530,570	74,734,343

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2008, $7,822,256; 2007, $7,037,272)	$7,544,831	$7,137,998
Short-term investments available for sale, at fair value (amortized cost: 2008, $869,000; 2007, $700,262)	863,783	699,036
Investment of funds received under securities lending agreements, at fair value (amortized cost: 2008, $950,327; 2007, $1,503,723)	933,797	1,503,723
Other investments (cost: 2008, $142,546; 2007, $323,950)	142,146	353,694
Investment funds accounted for using the equity method	384,139	235,975
Investment in joint venture (cost: 2008, $100,000)	98,951	—
Total investments	9,967,647	9,930,426

Cash	239,097	239,915
Accrued investment income	82,218	73,862
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	905,546	1,463,045
Premiums receivable	738,694	729,628
Unpaid losses and loss adjustment expenses recoverable	1,656,848	1,609,619
Paid losses and loss adjustment expenses recoverable	105,491	132,289
Prepaid reinsurance premiums	335,210	480,462
Deferred income tax assets, net	72,118	57,051
Deferred acquisition costs, net	310,916	290,059
Receivable for securities sold	1,099,000	17,359
Other assets	618,017	600,552
Total Assets	$16,130,802	$15,624,267

Liabilities
Reserve for losses and loss adjustment expenses	$7,569,543	$7,092,452
Unearned premiums	1,653,855	1,765,881
Reinsurance balances payable	214,550	301,309
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	—
Securities lending payable	950,327	1,503,723
Payable for securities purchased	1,138,117	23,155
Other liabilities	687,700	601,936
Total Liabilities	$12,614,092	11,588,456

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 13,000,000)	130	130
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2008, 60,173,489; 2007, 67,318,466)	602	673
Additional paid-in capital	977,059	1,451,667
Retained earnings	2,836,211	2,428,117
Accumulated other comprehensive (loss) income, net of deferred income tax	(297,292)	155,224
Total Shareholders’ Equity	3,516,710	4,035,811
Total Liabilities and Shareholders’ Equity	$16,130,802	$15,624,267